Exhibit 99

Investor Contact	Media Contacts
Kelly Pasterick	New York: Monica Orbe
+ 1 212 836-2674	+ 1 212 836 2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Australia: Nichola Holgate
+61 (0)409 036 948
Nichola.Holgate@alcoa.com.au

Alcoa to Close Point Henry Aluminum Smelter and

Rolling Mills in Australia

NEW YORK, February 17, 2014 and GEELONG, Australia – Alcoa (NYSE: AA) today announced it will permanently close its Point Henry aluminum smelter and two rolling mills in Australia. The smelter and an adjacent rolling mill are located in Geelong, Victoria. The second mill and a recycling facility are located in Yennora, New South Wales. The smelter will close in August and the rolling mills by the end of 2014.

The Point Henry smelter was placed under strategic review in February 2012 due to challenging market conditions. A comprehensive review found that the 50-year-old smelter has no prospect of becoming financially viable. The two rolling mills serve the domestic and Asian can sheet markets which have been impacted by excess capacity. Alcoa of Australia operates the smelter where approximately 500 employees work. Alcoa Inc. operates the rolling mills which employ about 480 people.

“We recognize how deeply this decision impacts employees at the affected facilities and are committed to supporting them through this transition,” said Chairman and Chief Executive Officer Klaus Kleinfeld. “Despite the hard work of the local teams, these assets are no longer competitive and are not financially sustainable today or into the future.”

The Anglesea coal mine and power station that currently supplies approximately 40 percent of the power needs for the Point Henry smelter has the potential to operate as a stand-alone facility after the smelter closes. Alcoa of Australia will actively seek a buyer for the facility.

The Portland Aluminum smelter in Victoria will continue normal operations, as will Alcoa of Australia’s bauxite mining and alumina refining operations in Western Australia.

“These are hard decisions to make,” said Alan Cransberg, Managing Director, Alcoa of Australia Limited. “We understand how difficult this is for our employees and their families, our contractors, suppliers and community partners. Everyone has worked hard to improve the competitiveness of the smelter and rolling business. They are part of a proud history of Alcoa in Australia over the last 50 years and part of the significant contributions we have made to the Australian economy and local communities. We appreciate the ongoing support of the Australian and Victorian governments and will continue to work closely with all levels of government, our employees, unions and community stakeholders to manage through these changes.”

Total 2014 restructuring-related charges associated with the closures outlined above are expected to be between $250 million and $270 million after-tax and non-controlling interest, or $0.22 to $0.25 per share, of which approximately 60 percent would be recorded in the first quarter. Cash costs during 2014 are expected to total approximately $160 million.

The closures will reduce Alcoa’s global smelting capacity by 190,000 metric tons and reduce Alcoa’s can sheet capacity by 200,000 metric tons. Including the closure of the Point Henry smelter, Alcoa has announced closures or curtailments representing 551,000 metric tons of smelting capacity, exceeding the 460,000 metric tons placed under review in May 2013. Once the Point Henry closure is complete, Alcoa will have total smelting operating capacity of approximately 3,760,000 metric tons, with approximately 655,000 metric tons, or 17 percent, of high cost capacity offline.

About Alcoa of Australia Limited

Alcoa of Australia Limited is 60 percent owned by Alcoa Inc. and 40 percent owned by Alumina Limited. Alcoa of Australia owns and operates two bauxite mines and three alumina refineries in Western Australia, and two aluminum smelters (holding a 55 percent share in the Portland Aluminum smelter), a coal mine and a power station in Victoria. Alcoa of Australia employs approximately 5,200 people through its mining, refining and smelting operations in Australia.

About Alcoa

A global leader in lightweight metals engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “expects,” “goal,” “plans,” “potential,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices, and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa; (d) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs and productivity improvement, cash sustainability, and other initiatives; (e) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, foreign currency exchange rates, tax rates, civil unrest, or other events beyond Alcoa’s control; (f) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.